EXHIBIT 99.3


              CENDANT ANNOUNCES $1 BILLION SHARE REPURCHASE PROGRAM

 Termination of ABI Transaction Facilitates Debt Retirement and Share Repurchase
         Cendant to Record $280 Million After-Tax ABI Termination Charge

Parsippany, NJ October 13, 1998 - Cendant Corporation (NYSE: CD) today announced that its Board of Directors has authorized a $1 billion common share repurchase program. The Company expects to execute the program through open-market purchases.

With the termination of its proposed acquisition of ABI, the Company's principal financial goals will be to retire its outstanding $3.25 billion bank term loan, a portion of which was raised in contempla tion of the ABI transaction, and to execute its share repurchase program.

In connection with termination of the ABI transaction, Cendant has paid ABI $400 million and will record a $280 million after-tax charge in the fourth quarter for this payment and associated transac tion expenses. The Company expects to use the substantial majority of its available cash to make the ABI payment and to retire a portion of the bank term loan. The Company expects to retire the re mainder of the term loan with proceeds from intermediate- and long-term debt issues and to finance the share repurchase through a combination of internally generated cash and proceeds from previ ously announced asset sales. The timing and amounts of these transactions will be governed by mar ket conditions, Cendant's goal of maintaining appropriate credit ratings, and the terms of Cendant's bank lending agreements.

"We are pleased to resolve the uncertainty created in the market regarding the potential impact of the ABI transaction on our capital structure," said Henry R. Silverman, Chairman, President and CEO of Cendant. "After today, our only material uncompleted acquisition is our $750 million acquisition of RAC Motor Services of the UK, which we plan to complete in 1999. Otherwise, all our excess financial resources for the foreseeable future will be devoted to retiring both debt and equity, to build shareholder value and maintain appropriate credit protection." With the termination of the ABI transaction, Cendant has approximately $1.8 billion in undrawn bank credit facilities, approxi mately $1 billion in cash ( net of the payment to ABI) and significant internally generated annual free cash flow.

Certain matters discussed in the news release are forward-looking statements, as defined in the Pri vate Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the pending litigation relating to the previously announced accounting irregularities; uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to


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operate within the limitations imposed by financing arrangements; uncertainty as to the future profit ability of acquired businesses; the ability of the Company and its vendors to complete the necessary actions to achieve a Year 2000 conversion for its computer systems and applications and other fac tors. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results,
changes   in   assumptions   or  changes  in  other   factors   affecting   such
forward-looking statements.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. The Com pany operates in three principal segments: Travel Services, Real Estate Services and Alliance Mar keting. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies world wide; the largest provider of vacation exchange services; a leading fleet management company, the UK's largest private car park operator, and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relo cation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquar tered in Parsippany, NJ, the company has more than 40,000 employees and operates in over 100 countries.

Media Contact:                                             Investor Contact:
Elliot Bloom                                       Denise L.  Gillen
973-496-8414                                               973-496-7303


Kekst and Company
Jim Fingeroth
Tom Davies
212-521-4800



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